SUPPLEMENTARY PROSPECTUS DATED 20 OCTOBER 2008	EXHIBIT 2(b).7.2
National Grid Gas plc
(incorporated with limited liability in England and Wales on 1 April 1986 under registered number 2006000)
National Grid Gas Finance (No 1) plc
(incorporated with limited liability in England and Wales on 3 August 2006 under registered number 5895068)
Euro 10,000,000,000
Euro Medium Term Note Programme
In respect of Instruments to be issued by National Grid Gas Finance (No 1) plc, unconditionally and irrevocably guaranteed by
National Grid Gas plc
This Supplement (the “Supplement”) to the Prospectus dated 26 February 2008 (the “Prospectus”), which comprises a base prospectus for each of National Grid Gas plc and National Grid Gas Finance (No 1) plc (together, the “Issuers”), constitutes a supplementary prospectus for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”). This Supplement is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by the Issuers. Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the Issuers.
Each of the Issuers accepts responsibility for the information contained in this Supplement. To the best of the knowledge of each Issuer (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement or any statement incorporated by reference into the Prospectus by this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
Terms and Conditions of the Instruments
For the purposes of Instruments issued pursuant to the Programme on or after the date of this Supplement, save for any Instruments issued on or after the date of this Supplement which are to be consolidated and form a single series with any Series of Instruments issued before such date, Condition 4 of the Terms and Conditions of the Instruments in the Prospectus shall be deleted and replaced with the following:
4	Indexation

This Condition 4 is applicable only if the relevant Final Terms specifies the Instruments as Index Linked Instruments.

Where the RPI (as defined below) is specified as the Index or Index Figure (each as defined below) in the relevant Final Terms, the following Conditions 4.1 to 4.6 will apply:

4.1	Definitions

“Base Index Figure” means (subject to Condition 4.3(i)) the base index figure as specified in the relevant Final Terms;

“Index” or “Index Figure” means, subject as provided in Condition 4.3(i), the UK Retail Price Index (“RPI”) (for all items) published by the Office for National Statistics (January 1987 = 100) or any comparable index which may replace the RPI for the purpose of calculating the amount payable on repayment of the Reference Gilt. Any reference to the Index Figure which is specified in the relevant Final Terms as:

(i)
applicable to a particular month, shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the seventh month prior to that particular month and relating to the month before that of publication; or

(ii)
applicable to the first calendar day of any month shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the second month prior to that particular month and relating to the month before that of publication; or

(iii)
applicable to any other day in any month shall, subject as provided in Conditions 4.3 and 4.5, be calculated by linear interpolation between (x) the Index Figure applicable to the first calendar day of the month in which the day falls, calculated as specified in sub-paragraph (ii) above and (y) the Index Figure applicable to the first calendar day of the month following, calculated as specified in sub-paragraph (ii) above and rounded to the nearest fifth decimal place.

If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Ratio” applicable to any month or date, as the case may be, means the Index Figure applicable to such month or date, as the case may be, divided by the Base Index Figure and rounded to the nearest fifth decimal place;

“Limited Index Ratio” means (a) in respect of any month or date, as the case may be, prior to the relevant Issue Date, the Index Ratio for that month or date, as the case may be, (b) in respect of any Limited Indexation Date after the relevant Issue Date, the product of the Limited Indexation Factor for that month or date, as the case may be, and the Limited Index Ratio as previously calculated in respect of the month or date, as the case may be, twelve months prior thereto; and (c) in respect of any other month, the Limited Index Ratio as previously calculated in respect of the most recent Limited Indexation Month;

“Limited Indexation Date” means any date falling during the period specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Indexation Factor” means, in respect of a Limited Indexation Month or Limited Indexation Date, as the case may be, the ratio of the Index Figure applicable to that month or date, as the case may be, divided by the Index Figure applicable to the month or date, as the case may be, twelve months prior thereto, provided that (a) if such ratio is greater than the Maximum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Maximum Indexation Factor and (b) if such ratio is less than the Minimum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Minimum Indexation Factor;

“Limited Indexation Month” means any month specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Index Linked Instruments” means Index Linked Instruments to which a Maximum Indexation Factor and/or a Minimum Indexation Factor (as specified in the relevant Final Terms) applies; and

“Reference Gilt” means the Treasury Stock specified as such in the relevant Final Terms for so long as such stock is in issue, and thereafter such issue of index-linked Treasury Stock determined to be appropriate by a gilt-edged market maker or other adviser selected by the Issuer[ or the Guarantor]* (an “Indexation Adviser”).

4.2	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio or Limited Index Ratio in the case of Limited Index Linked Instruments applicable to the month or date, as the case may be, on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.3	Changes in Circumstances Affecting the Index
(i)
Change in base: If at any time and from time to time the Index is changed by the substitution of a new base therefor, then with effect from the month from and including that in which such substitution takes effect or the first date from and including that on which such substitution takes effect, as the case may be, (1) the definition of “Index” and “Index Figure” in Condition 4.1 shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor), and (2) the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure for the date on which such substitution takes effect, divided by the Index Figure for the date immediately preceding the date on which such substitution takes effect.

(ii)
Delay in publication of Index if sub-paragraph (i) of the definition of Index Figure is applicable: If the Index Figure which is normally published in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable to the month in which the date for payment falls shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

(iii)
Delay in publication of Index if sub-paragraph (ii) and/or (iii) of the definition of Index Figure is applicable: If the Index Figure relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Figure for any date is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable for the relevant calculation month shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

4.4	Application of Changes

Where the provisions of Condition 4.3(ii) or Condition 4.3(iii) apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls or the date for payment, as the case may be, shall be conclusive and binding. If, an Index Figure having been applied pursuant to Condition 4.3(ii)(2) or Condition 4.3(iii)(2), the Index

Figure relating to the relevant month or relevant calculation month, as the case may be, is subsequently published while an Instrument is still outstanding, then:
(i)
in relation to a payment of principal or interest in respect of such Instrument other than upon final redemption of such Instrument, the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced, as the case may be, by an amount equal to the shortfall or excess, as the case may be, of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Condition 4.3(ii)(2) or Condition 4.3(iii)(2) below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final redemption, no subsequent adjustment to amounts paid will be made.
4.5	Cessation of or Fundamental Changes to the Index
(i)
If (1) the Trustee and the Issuer [and the Guarantor]* have been notified by the Calculation Agent that the Index has ceased to be published or (2) any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of (A) the Issuer be materially prejudicial to the interests of the Issuer,[ or the Guarantor]* or (B) the Trustee acting solely on the advice of an Indexation Adviser, be materially prejudicial to the interests of the Instrumentholders, the Trustee will give written notice of such occurrence to the Issuer in the case of (B), and the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) together shall seek to agree for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer[, the Guarantor]* and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.

(ii)
If the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) fail to reach agreement as mentioned above within 20 business days following the giving of notice as mentioned in paragraph (i), a bank or other person in London shall be appointed by the Issuer[, the Guarantor]* and the Trustee or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 day period referred to above, by the Trustee (acting solely on the advice of the Indexation Adviser) (in each case, such bank or other person so appointed being referred to as the “Expert”), to determine for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer[, the Guarantor]* and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of any Indexation Adviser and of any of the Issuer[, the Guarantor]* and the Trustee in connection with such appointment shall be borne by the Issuer[ or the Guarantor]*.

(iii)
The Index shall be adjusted or replaced by a substitute index as agreed by the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references in these Conditions to the Index and to any Index Figure shall be deemed amended in such manner as the Trustee (acting solely on the advice of the Indexation Adviser)[, the Guarantor]* and the Issuer agree are appropriate to give effect to such adjustment or replacement. Such amendments shall be effective from the date of such notification and binding upon the Issuer,[ the Guarantor and]* the Trustee and the Instrumentholders, and the Issuer [and the Guarantor]* shall give notice to the Instrumentholders in accordance with Condition 14 of such amendments as promptly as practicable following such notification.

4.6	Redemption for Index Reasons

If either (i) the Index Figure for three consecutive months is required to be determined on the basis of an Index Figure previously published as provided in Condition 4.3(ii)(2) and the Trustee has been notified by the Calculation Agent that publication of the Index has ceased or (ii) notice is published by Her Majesty’s Treasury, or on its behalf, following a change in relation to the Index, offering a right of redemption to the holders of the Reference Gilt, and (in either case) no amendment or substitution of the Index shall have been advised by the Indexation Adviser to the Issuer [and the Guarantor]* and such circumstances are continuing, the Issuer may, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.2).

Where HICP (as defined below) is specified as the Index or Index Level (each as defined below) in the relevant Final Terms, the following Conditions 4.7 to 4.10 will apply:
4.7	Definitions

“Base Index Level” means the base index level as specified in the relevant Final Terms;

“Index” or “Index Level” means (subject as provided in Condition 4.9) the Non-revised Index of Consumer Prices excluding tobacco or relevant Successor Index (as defined in Condition 4.9 (i)), measuring the rate of inflation in the European Monetary Union excluding tobacco, expressed as an index and published by Eurostat (the “HICP”). The first publication or announcement of a level of such index for a calculation month (as defined in Condition 4.9 (i)) shall be final and conclusive and later revisions to the level for such calculation month will not be used in any calculations. Any reference to the Index Level which is specified in these Conditions as applicable to any day (“d”) in any month (“m”) shall, subject as provided in Condition 4.9, be calculated as follows:

where:

Id is the Index Level for the day d

HICP m-2 is HICP for month m-2

HICP m-3 is HICP for month m-3

nbd is the actual number of days from and excluding the first day of month m to but including day d; and

q m is the actual number of days in month m,

provided that if Condition 4.9 applies, the Index Level shall be the Substitute Index Level determined in accordance with such Condition.

If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Business Day” means a day on which the TARGET System is operating;

“Index Determination Date” means in respect of any date for which the Index Level is required to be determined, the fifth Index Business Day prior to such date;

“Index Ratio” applicable to any date means the Index Level applicable to the relevant Index Determination Date divided by the Base Index Level and rounded to the nearest fifth decimal place, 0.000005 being rounded upwards;

“Related Instrument” means an inflation-linked bond selected by the Calculation Agent that is a debt obligation of one of the governments (but not any government agency) of France, Italy, Germany or Spain and which pays a coupon or redemption amount which is calculated by reference to the level of inflation in the European Monetary Union with a maturity date which falls on (a) the same day as the Maturity Date, (b) the next longest maturity date after the Maturity Date if there is no such bond maturing on the Maturity Date, or (c) the next shortest maturity before the Maturity Date if no bond defined in (a) or (b) is selected by the Calculation Agent. The Calculation Agent will select the Related Instrument from such of those inflation-linked bonds issued on or before the relevant Issue Date and, if there is more than one such inflation-linked bond maturing on the same date, the Related Instrument shall be selected by the Calculation Agent from such of those bonds. If the Related Instrument is redeemed the Calculation Agent will select a new Related Instrument on the same basis, but selected from all eligible bonds in issue at the time the originally selected Related Instrument is redeemed (including any bond for which the redeemed originally selected Related Instrument is exchanged).

4.8	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio applicable to the date on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.9	Changes in Circumstances Affecting the Index
(i)	Delay in publication of Index
(a)
If the Index Level relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Level for any date (the “Relevant Level”) has not been published or announced by the day that is five Business Days before the date on which such payment is due (the “Affected Payment Date”), the Calculation Agent shall determine a Substitute Index Level (as defined below) (in place of such Relevant Level) by using the following methodology:

(1)
if applicable, the Calculation Agent will take the same action to determine the Substitute Index Level for the Affected Payment Date as that taken by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument;

(2)	if (1) above does not result in a Substitute Index Level for the Affected Payment Date for any reason, then the Calculation Agent shall determine the Substitute Index Level as follows:

Substitute Index Level = Base Level x (Latest Level / Reference Level)

Where:

“Base Level” means the level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) in respect of the month which is 12 calendar months prior to the month for which the Substitute Index Level is being determined;

“Latest Level” means the latest level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) prior to the month in respect of which the Substitute Index Level is being calculated; and

“Reference Level” means the level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) in respect of the month that is 12 calendar months prior to the month referred to in “Latest Level” above.

(b)
If a Relevant Level is published or announced at any time after the day that is five Business Days prior to the next Interest Payment Date, such Relevant Level will not be used in any calculations. The Substitute Index Level so determined pursuant to this Condition 4.9(i) will be the definitive level for that calculation month.

(ii)
Cessation of publication: If the Index Level has not been published or announced for two consecutive months or Eurostat announces that it will no longer continue to publish or announce the Index then the Calculation Agent shall determine a successor index in lieu of any previously applicable Index (the “Successor Index”) by using the following methodology:

(a)
if at any time (other than after an Early Termination Event (as defined below) has been designated by the Calculation Agent pursuant to paragraph (e) below) a successor index has been designated by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument, such successor index shall be designated the “Successor Index” for the purposes of all subsequent Interest Payment Dates, notwithstanding that any other Successor Index may previously have been determined under paragraphs (b), (c) or (d) below; or

(b)
if a Successor Index has not been determined under paragraph (a) above (and there has been no designation of an Early Termination Event pursuant to paragraph (e) below), and a notice has been given or an announcement has been made by Eurostat (or any successor entity which publishes such index) specifying that the Index will be superseded by a replacement index specified by Eurostat (or any such successor), and the Calculation Agent determines that such replacement index is calculated using the same or substantially similar formula or method of calculation as used in the calculation of the previously applicable Index, such replacement index shall be the Index from the date that such replacement index comes into effect; or

(c)
if a Successor Index has not been determined under paragraphs (a) or (b) above (and there has been no designation of an Early Termination Event pursuant to paragraph (e) below), the Calculation Agent shall ask five leading independent dealers to state what the replacement index for the Index should be. If between four and five responses are received, and of those four or five responses, three or more leading independent dealers state the same index, this index will be deemed the “Successor Index”. If three responses are received, and two or more leading independent dealers state the same index, this index will be deemed the “Successor Index”. If fewer than three responses are received, the Calculation Agent will proceed to paragraph (d) below;

(d)
if no Successor Index has been determined under paragraphs (a), (b) or (c) above on or before the fifth Index Business Day prior to the next Affected Payment Date the Calculation Agent will determine an appropriate alternative index for such Affected Payment Date, and such index will be deemed the “Successor Index”;

(e)
if the Calculation Agent determines that there is no appropriate alternative index, the Issuer and the Instrumentholders shall, in conjunction with the Calculation Agent, determine an appropriate alternative index. If the Issuer and the Instrumentholders, in conjunction with the

Calculation Agent, do not reach agreement on an appropriate alternative index within a period of ten Business Days, then an Early Termination Event will be deemed to have occurred and the Issuer will redeem the Instruments pursuant to Condition 4.10.

(iii)
Rebasing of the Index: If the Calculation Agent determines that the Index has been or will be rebased at any time, the Index as so rebased (the “Rebased Index”) will be used for the purposes of determining each relevant Index Level from the date of such rebasing; provided, however, that the Calculation Agent shall make such adjustments as are made by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument to the levels of the Rebased Index so that the Rebased Index levels reflect the same rate of inflation as the Index before it was rebased. Any such rebasing shall not affect any prior payments made.

(iv)
Material Modification Prior to Interest Payment Date: If, on or prior to the day that is five Business Days before an Interest Payment Date, Eurostat announces that it will make a material change to the Index then the Calculation Agent shall make any such adjustments to the Index consistent with adjustments made to the Related Instrument .

(v)
Manifest Error in Publication: If, within thirty days of publication, the Calculation Agent determines that Eurostat (or any successor entity which publishes such index) has corrected the level of the Index to remedy a manifest error in its original publication, the Calculation Agent will notify the parties of (A) that correction, (B) the amount that is payable as a result of that correction and (C) take such other action as it may deem necessary to give effect to such correction.

4.10	Redemption for Index Reasons

If an Early Termination Event as described under Condition 4.9(ii)(e) is deemed to have occurred, the Issuer will, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.8).

Description of National Grid Gas plc
The section in the Prospectus under “Description of National Grid Gas plc - Recent Developments” in the second paragraph beginning with the words “On 15 January 2007 National Grid Gas accepted in principle” and ending with the words “implemented on 5 September 2007 with retrospective effect from 1 April 2007” shall be deleted and replaced with the following:
On 15 January 2007 National Grid Gas accepted in principle Ofgem’s final proposals for the price control to apply to its NTS operations covering the period from 1 April 2007 to 31 March 2012. The key elements of these proposals are a 4.4 per cent. post-tax real rate of return on National Grid Gas’s regulatory asset value, a £0.9 billion baseline five year capital expenditure allowance and a £0.3 billion five year operating expenditure allowance. The amendments to the licence which applies to its NTS operations required to put these final proposals into effect were implemented in part in April 2007, with the remaining elements implemented on 5 September 2007 with retrospective effect from 1 April 2007.
The section in the Prospectus under “Description of National Grid Gas plc - Recent Developments” in the sixth paragraph beginning with the words “National Grid Gas has also accepted Ofgem’s proposals” and ending with the words “these proposals which will apply from 1 April 2008” shall be deleted and replaced with the following:

National Grid Gas has also accepted Ofgem’s final proposals for the price control applicable to the DNs for the five years from 1 April 2008. The key elements of these proposals are a 4.3 per cent. post-tax real rate of return on National Grid Gas’s regulatory asset value, a £0.7 billion five year capital expenditure allowance, a £1.9 billion five year operating expenditure allowance and £2.2 billion for its mains replacement expenditure over the five years. The changes to the licence applicable to National Grid Gas’s retained gas distribution business reflecting these proposals were implemented with effect from 1 April 2008.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to any of the Issuers since the publication of the Prospectus.
An investor should be aware of its rights arising pursuant to Section 87Q(4) of the FSMA.